UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2006

OCCULOGIX, INC.
(Exact name of Registrant as specified in its Charter)

Delaware (State or other Jurisdiction of Incorporation)	000 51030 (Commission File Number)	59-343-4771 (IRS Employer Identification No.)

2600 Skymark Avenue, Unit 9, Suite 201
Mississauga, Ontario L4W 5B2
(Address of principal executive offices)

Registrant’s telephone number, including area code: (905) 602-0887

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 1.01 Entry into a Material Definitive Agreement

On August 1, 2006, OccuLogix, Inc. (the “Company”) issued a press release announcing that it has signed a definitive merger agreement (the “Merger Agreement”) to acquire Solx, Inc. (“SOLX”). Under the terms of the Merger Agreement, the Company will be acquiring SOLX by way of a merger of SOLX and a wholly owned subsidiary of the Company. At the closing of the merger, the Company will issue 8,400,000 shares of the Company’s common stock to the stockholders of SOLX and pay them $7,000,000 in cash. The Company will make additional cash payments of $3,000,000 and $5,000,000 on the first and second anniversaries of the closing of the merger, respectively. The Company will pay an additional $5,000,000 to the stockholders of SOLX if final approval is received from the U.S. Food and Drug Administration for the marketing and sale of SOLX’s DeepLight GMS gold shunt on or prior to December 31, 2007.

In connection with the intended merger, the Company advanced to SOLX, on August 1, 2006, a convertible unsecured loan in the principal amount of $240,000 at an annual interest rate equal to the prime rate, as announced from time to time by Bank of America, N.A. or its successor, plus 2%, to be accrued on a daily basis from the date of advance. The Convertible Unsecured Promissory Note of SOLX dated August 1, 2006 (the “Note”), governing the terms of the loan, provides that the principal amount of the loan, and accrued but unpaid interest thereon, are to be repaid in one payment on October 2, 2006 (the “Maturity Date”). The Note further provides the Company with the right to acquire 1.2% of the issued and outstanding capital stock of SOLX on a fully diluted basis under certain conditions, including if the principal amount of the loan remains outstanding and owing after the Maturity Date.

ITEM 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release of OccuLogix, Inc. dated August 1, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

OCCULOGIX, INC.
Date: August 3, 2006	By:	/s/Elias Vamvakas
Elias Vamvakas Chief Executive Officer